NEWS RELEASE

Coeur Reports Third Quarter 2013 Results
25% Increase in Gold Production and 11% Decrease in Cash Operating Costs per Ounce1 at Kensington
Rochester Positioned for Strong Fourth Quarter
Chicago, Illinois - November 6, 2013 - Coeur Mining, Inc. (the “Company” or “Coeur”) (NYSE: CDE, TSX: CDM) reported metal sales of $200.8 million, adjusted earnings1 of $(23.4) million, or $(0.23) per share, and cash flow from operating activities of $26.8 million, or $0.27 per share, during the third quarter 2013. This compares to metal sales of $204.5 million, adjusted earnings1 of $(34.6) million, or $(0.35) per share, and cash flow from operating activities of $63.3 million, or $0.63 per share, in the second quarter 2013.
The Company reaffirmed its 2013 full-year production guidance of 18.0-19.1 million ounces of silver and 250,000-258,000 ounces of gold. Coeur expects significantly higher production levels in the fourth quarter, particularly from the Rochester silver and gold mine in Nevada. Coeur is also maintaining its full-year cash operating cost1 guidance of $9.50 - $10.50 per silver ounce and $950 - $1,000 per gold ounce at Kensington, which reflects continued progress in the Company's ongoing cost reduction efforts. The Company incurred $32.7 million in capital expenditures in the third quarter and reaffirmed its 2013 full-year capital expenditure guidance of $100-$110 million.

Third Quarter 2013 Highlights

•	Gold production at Kensington increased 25% compared to the second quarter and cash operating costs declined 11% to $988 per gold ounce[1].

•	Announced a 91.5% increase in silver reserves and 96.4% increase in gold reserves at Rochester in September 2013.

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Produced 4.2 million silver ounces and 63,766 gold ounces, a decrease of 9% and an increase of 5%, respectively, from the second quarter 2013. Metal sales were 4.9 million silver ounces and 76,466 gold ounces, a decrease of 7% and an increase of 21%, respectively, from the second quarter 2013.

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Net metal sales were $200.8 million, down 2% compared to the second quarter 2013 mostly due to declines of 8% and 6% in realized silver and gold prices, respectively, which averaged $21.06 per silver ounce and $1,329 per gold ounce in the third quarter 2013.

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Cash flow from operating activities was $26.8 million, or $0.27 per share, in the third quarter 2013 compared to $63.3 million, or $0.63 per share, during the second quarter 2013. Before changes in working capital, cash flow from operating activities was $37.3 million in the third quarter 2013 and $14.4 million in the second quarter 2013.

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Adjusted earnings[1] were $(23.4) million, or $(0.23) per share, compared with $(34.6) million, or $(0.35) per share, in the second quarter 2013. Net loss for the third quarter 2013 was $46.3 million, or $0.46 per share, compared with net loss of $35.0 million, or $0.35 per share, in the second quarter 2013.

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Companywide cash operating costs were $11.38 per silver ounce[1] in the third quarter 2013 and $9.66 per silver ounce[1] during the first nine months of 2013. Palmarejo's cash operating costs per silver ounce[1] dropped 14% in the third quarter compared to the second quarter. Higher production levels are expected to generate lower cash operating costs per silver ounce[1] in the fourth quarter, particularly at Rochester.

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Repurchased approximately $15.0 million of stock during the third quarter 2013. The Company has now completed approximately $47.5 million of its $100.0 million share repurchase program authorized by the Board of Directors in June of 2012.

•	Rochester recognized for outstanding achievement in safety by the Nevada Mining Association.

•	Palmarejo received the Industria Limpia (clean industry) certificate by the Federal Attorney for Environmental Protection (Profepa) in Mexico.

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Additional exploration drilling is underway at Palmarejo following positive results in the existing open pit and in the Las Animas-El Salto surface deposit located just south of Guadalupe. Drilling at Kensington during the third quarter also returned additional high-grade results at the Jualin area and the Ann zone.

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Mitchell J. Krebs, Coeur's President and Chief Executive Officer, said, "Our third quarter operating performance demonstrates the progress we are making in maintaining operational consistency and executing on our strategic initiatives. We are pleased with the solid performance at Palmarejo, San Bartolomé, and Kensington during the third quarter, and with the early indications of our newly-completed expansion projects at Rochester. We expect a significant increase in fourth quarter production at Rochester as permitting issues delayed the leaching of fresh material, which began October 1. We have made further progress in our four-pronged strategy designed to maximize our net cash flow: (1) identifying and implementing revenue enhancement opportunities at existing operations; (2) reducing operating and non-operating costs; (3) reducing capital spending; and (4) effectively managing working capital."

"In the third quarter, we completed value-creating projects at San Bartolomé and Rochester and implemented revenue-enhancing improvements at Palmarejo and Kensington. Our exploration program delivered very positive results at Palmarejo and Kensington, creating further prospects for high-return growth. We achieved approximately $5 million in additional operating cost reductions during the quarter, bringing our year-to-date savings to $24 million. We remain on track to spend $100-$110 million on capital projects for the full year, which is $25-$30 million below our original guidance. We made further progress in managing our working capital with a $12 million reduction in inventory, and we expect a further decrease in inventory levels during the fourth quarter."

"Going forward, we will continue to make operational and capital spending decisions with the goal of maximizing cash flow and return on invested capital. As an example of this discipline, we have decided to temporarily delay completing the underground mine development of the Guadalupe deposit at Palmarejo since the expected returns on this production do not meet our threshold in the current market environment. We expect to replace the anticipated 2014 production from Guadalupe with lower-cost production ounces from existing areas of the mine, which is a result of our successful 2013 drilling program. This decision is expected to significantly reduce Palmarejo's cash operating costs per ounce1 and capital costs, as compared to the expected costs if we were to move forward with Guadalupe at this time, allowing us to redeploy this cash flow to higher-return projects in 2014. This decision demonstrates our commitment to maximizing cash flow and returns rather than simply focusing on production ounces."

"We believe numerous opportunities remain for us to enhance revenues, reduce costs, and fund organic and external growth projects that meet our return criteria. Based on today's silver and gold prices, we continue to believe that we will generate significant after-tax operating cash flow and positive net cash flow for the next few years."

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Table 1: Financial Highlights (Unaudited)

(All amounts in millions, except per share amounts, average realized prices and gold ounces sold)	3Q 2013	2Q 2013	Quarter Variance	1Q 2013	4Q 2012	3Q 2012
Sales of Metal	$200.8	$204.5	(2%)	$171.8	$205.9	$230.6
Production Costs	$131.7	$142.9	(8%)	$88.8	$107.4	$125.0
Adjusted Earnings (Loss) (1)	$(23.4)	$(34.6)	32%	$6.8	$26.2	$25.8
Adjusted Earnings (Loss) Per Share	$(0.23)	$(0.35)	34%	$0.08	$0.29	$0.29
Net Income (Loss)	$(46.3)	$(35.0)	(32%)	$12.3	$37.6	$(15.8)
Earnings Per Share	$(0.46)	$(0.35)	(31%)	$0.14	$0.42	$(0.18)
Cash Flow From Operating Activities	$26.8	$63.3	(58%)	$12.9	$61.7	$79.7
Capital Expenditures	$32.7	$27.2	20%	$12.8	$21.8	$30.0
Cash, Cash Equivalents & Short-Term Investments	$211.4	$249.5	(15%)	$332.8	$126.4	$143.6
Total Debt (net of debt discount)(1)	$305.3	$305.3	—%	$305.3	$48.1	$47.4
Weighted Average Shares	100.8	99.8	1.0%	89.9	89.1	89.4
Average Realized Price Per Ounce - Silver	$21.06	$22.86	(8%)	$30.30	$32.52	$30.09
Average Realized Price Per Ounce - Gold	$1,329	$1,416	(6%)	$1,630	$1,709	$1,654
Silver Ounces Sold	4.9	5.2	(7%)	3.1	3.6	4.5
Gold Ounces Sold	76,466	63,389	21%	51,926	55,565	59,156
Coeur's non-U.S. GAAP metric of adjusted earnings1 were $(23.4) million, or $(0.23) per share, in the third quarter 2013, compared with $(34.6) million, or $(0.35) per share, in the second quarter 2013. Third quarter adjusted earnings1 excluded a negative non-cash fair value adjustment of $20.6 million, compared to a positive fair value adjustment of $66.8 million in the second quarter 2013. Fair value adjustments are primarily driven by changes to gold and silver prices, which change the estimated future liabilities for the Palmarejo gold production royalty and the Rochester 3.4% NSR royalty. On a U.S. GAAP basis, the Company realized a net loss of $46.3 million, or $0.46 per share, in the third quarter 2013 compared with net loss of $35.0 million, or $0.35 per share, in the second quarter 2013.
Cash flow from operating activities was $26.8 million in the third quarter 2013 compared to $63.3 million in the second quarter 2013 due primarily to an increase in working capital, partially offset by the change in the fair value adjustment and other non-recurring items. Before changes in working capital, cash flow from operating activities was $37.3 million and $14.4 million in the third and second quarters 2013, respectively.
During the third quarter 2013, the Company hedged downside metal price exposure on approximately 25% and 35% of its forecasted fourth quarter 2013 silver and gold production, respectively, by purchasing put options with strike prices of $17.00/oz of silver and $1,200/oz of gold, in response to ongoing metal price volatility. In October 2013, Coeur hedged a portion of its expected first quarter 2014 production, purchasing puts covering 1.25 million ounces of silver and 25,000 ounces of gold at strike prices of $17.00/oz of silver and $1,150/oz of gold. This hedging strategy is designed to maintain upside exposure to precious metal prices and mitigate the cash flow impact of a short-term drop in metal prices.

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Table 2: Operational Highlights: Production

(silver ounces in thousands)	3Q 2013		2Q 2013		Quarter Variance		1Q 2013		4Q 2012		3Q 2012
	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold
Palmarejo	1,918	29,893	2,045	28,191	(6%)	6%	1,646	22,965	1,554	19,998	1,833	23,702
San Bartolomé	1,528	—	1,523	—	—%	n.a.	1,391	—	1,343	—	1,526	—
Rochester	595	4,824	844	9,404	(29%)	(49%)	648	8,742	828	12,055	819	10,599
Martha	—	—	—	—	n.a.	n.a.	—	—	—	—	93	76
Kensington	—	29,049	—	23,162	n.a.	25%	—	25,206	—	28,717	—	24,391
Endeavor	162	—	221	—	(27%)	n.a.	150	—	106	—	140	—
Total	4,203	63,766	4,633	60,757	(9%)	5%	3,835	56,913	3,831	60,770	4,411	58,768

Table 3: Operational Highlights: Cash Operating Costs Per Ounce 1

	3Q 2013	2Q 2013	Quarter Variance	1Q 2013	4Q 2012	3Q 2012
Palmarejo	$2.79	$3.25	(14%)	$2.20	$7.55	$3.75
San Bartolomé	12.80	12.89	(1%)	13.27	13.97	12.13
Rochester	35.83	14.75	143%	13.54	2.17	9.58
Martha	—	—	n.a	—	—	48.12
Endeavor	9.72	10.62	(8%)	17.30	19.92	15.97
Total	$11.38	$8.86	28%	$8.73	$8.97	$9.05
Kensington	$988	$1,115	(11%)	$1,055	$1,065	$1,298

Palmarejo, Mexico - Lower Cash Operating Costs per Silver Ounce1; Higher Underground Silver Grade

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Palmarejo produced 1.9 million ounces of silver and 29,893 ounces of gold at cash operating costs of $2.79 per silver ounce[1] for the third quarter. In the second quarter 2013, Palmarejo produced 2.0 million ounces of silver and 28,191 ounces of gold at cash operating costs of $3.25 per silver ounce[1].

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Silver and gold ore grades declined from the open pit operations compared to the second quarter 2013. However, silver grades increased substantially in the underground operations and gold grades remained constant. Higher overall silver and gold grades are expected in the fourth quarter.

•	Recovery rates have increased compared to the second quarter 2013 due to the implementation of an ore blending program and plant reconfiguration.

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Further progress has been achieved in the ongoing cost reduction initiatives at Palmarejo, which have lowered cash operating costs[1] in the first three quarters of 2013 compared to plan. These initiatives include reductions in outside services, contract services, reagent and consumable consumption, as well as more favorable pricing on key consumables, shorter waste haul distance, and greater maintenance cost efficiency.

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Sales and cash flow from operating activities totaled $104.5 million and $50.8 million, respectively, in the third quarter 2013, representing increases of 21% and 37%, respectively, compared to the second quarter 2013.

•	Capital expenditures of $10.3 million were incurred at Palmarejo in the third quarter 2013, primarily for underground mine development at Palmarejo and Guadalupe.
San Bartolomé, Bolivia - Consistent Performance; Higher Throughput Offset Decrease in Grade

•	San Bartolomé produced 1.5 million ounces of silver at cash operating costs of $12.80 per silver ounce[1], which was comparable to the second quarter 2013.

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Investments to increase throughput by 10%-15% were recently completed. This expansion is intended to enable the mine to maintain annual production at approximately 6.0 million ounces of silver for the next several years.

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

•
Sales and cash flow from operating activities totaled $28.8 million and $7.6 million, respectively, in the third quarter 2013, down 41% and 77%, respectively, from the second quarter 2013. The second quarter benefited from excess inventory carried at the start of the quarter, which boosted metal sales and provided a release of working capital. Third quarter sales were closely aligned with third quarter production.

•	Capital expenditures were $4.2 million during the third quarter 2013 primarily related to the tailings and process plant expansion projects.
Rochester, Nevada - Capacity Expansion Complete; Significant Production Increase Expected in 4Q

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Rochester produced 595,268 ounces of silver and 4,824 ounces of gold, down 29% and 49% respectively, compared to the second quarter 2013. Production was temporarily affected by delays in completion of construction and permitting for the Stage III leach pad expansion. A substantial number of tons of material were placed on the expanded area of the Stage III leach pad during the third quarter, which are expected to contribute to significantly higher production in the fourth quarter 2013 and throughout 2014.

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Crushing performance improved following the addition of metal removal equipment to the crushing plant designed to remove waste contained in the stockpile material, which can lead to downtime if allowed to run through the crusher. Rochester received its highest crushing month on record for September and is expected to crush approximately 12 million tons in total in 2013.

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Cash operating costs per silver ounce[1] were $35.83, considerably higher than the second quarter 2013 due to lower than planned production. However, Rochester's cash operating costs[1] remain below planned levels year-to-date on a dollars spent basis. Coeur expects a significant reduction in cash operating costs[1] on a per unit basis as production ramps up in the fourth quarter 2013 and throughout 2014. Further progress was achieved in the ongoing cost reduction efforts at Rochester, including reductions in reagent and consumable consumption, contract services, power consumption, as well as shorter haul distances.

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Recent investments in the existing heap leach pads at Rochester have increased total capacity by 72 million tons, which Coeur expects will enable operations to continue into the second half of 2017. The Company is in the process of obtaining permits for 120 million tons of additional pad capacity, which are expected to be received by mid-2016. This expanded capacity is anticipated to further extend Rochester’s active mine life based on existing reserves through at least 2023.

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Sales totaled $24.3 million in the third quarter 2013 compared to $34.9 million in the second quarter 2013. Cash flow from operating activities of $(3.6) million in the third quarter 2013 was slightly below the $(3.4) million reported in the second quarter 2013.

•	Capital expenditures of $12.3 million were spent during the third quarter 2013 on process plant equipment, the Stage III leach pad expansion, and equipment related to the crusher expansion.
Kensington, Alaska - Gold Production Increased 25%; Costs Down 11%; Improved Gold Grade

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Kensington produced 29,049 ounces of gold, an increase of 25% from the second quarter 2013. Cash operating costs per ounce[1] were $988, compared to $1,115 in the second quarter 2013 due to the mining and processing of higher-grade stopes. Average mill head grade of 0.20 oz/t was 11% higher than the second quarter 2013.

•	The Company made further progress in reducing costs during the third quarter, including reductions in contract services and lower underground backfill costs due to lower prices for backfill material.

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Sales increased 26% sequentially to $38.9 million in the third quarter, and cash flow from operating activities totaled $1.9 million, down from $7.6 million in the second quarter 2013 due to an increase in receivables at quarter-end caused by the timing of provisional payments related to concentrate shipments.

•	Capital expenditures of $4.9 million in the third quarter were spent primarily on underground capital development and reserve category drilling.
La Preciosa, Mexico - Feasibility Work Underway

•	A strong development team has been established at the corporate office and in Durango, Mexico.

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Coeur has commenced a full feasibility study, along with infill and development drilling. Upon completion of this work in mid-2014, the Company and its Board will evaluate the economics of the optimized project, assess the silver and gold market, and determine whether to proceed with construction.

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The Company spent $3.5 million during the third quarter and expects to spend an additional $21 million by mid-2014 on exploration, sustainability projects within the community, engineering, construction of an access road, and land acquisitions.

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Exploration Update

Costs associated with exploration activities for the quarter were $3.3 million (expensed) for discovery of new silver and gold mineralization and $4.6 million (capitalized) for definition and expansion of new discoveries, for a total of $7.9 million. On a year-to-date basis, total exploration costs were $26.2 million, tracking below original guidance of $40 million for the full year, consistent with the Company's initiative to reduce costs. Coeur expects to spend $37 million on exploration in 2013.
Coeur's exploration program used nine drill rigs during the quarter: four drills at Palmarejo, four at Kensington, and one at Rochester. This work resulted in completion of over 145,700 feet (44,400 meters) of combined core and reverse circulation drilling. Through the first nine months of 2013, nearly 428,000 feet (131,000 meters) of drilling was completed.
Palmarejo, Mexico

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Exploration for mineralization discovery and definition was conducted around the Palmarejo surface and underground mine area, from the surface at Guadalupe, and from the surface at the El Salto zone. Favorable results were returned from two areas at Palmarejo: Guadalupe underground and the El Salto surface.

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Hole 93, located between the Tucson and Chapotillo pits, cut 10.8 m (35.4 feet) estimated true width grading 533 silver grams per metric ton (15.5 ounces per short ton) and 4.93 gold grams per metric ton (0.14 ounces per short ton). This hole cut a mineralized, north-south structure on the eastern portion of the pits. Based on these results, additional drilling is underway as this represents potential to extend the open pit in that direction.

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In addition, drilling was performed to test the potential to expand the Palmarejo surface mine limits to the North-Northeast. Drilling in this area encountered multiple veins. Of note, results returned from hole 7 with 4.6 meters estimated true width (15.1 feet) grading 119 silver grams per metric ton (3.47 ounces per short ton) and 0.88 grams per metric ton of gold (0.026 ounces per short ton) suggest potential to expand surface mine limits. Similar to the results from hole 93, these results are being followed with additional drilling.

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Underground drilling continued at the Guadalupe deposit utilizing the north portal for drill access. Results included 16.0 meters in hole 10 (estimated true width or 52.5 feet) grading 227 silver grams per metric ton (6.6 ounces per short ton) and 3.49 gold grams per metric ton (0.10 ounces per short ton) and 6.8 meters in hole 16 (22.3 feet) grading 334 silver grams per metric ton (9.74 ounces per short ton) and 3.97 gold grams per metric ton (0.12 ounces per short ton).

•	At the El Salto zone, which lies between Guadalupe and Las Animas, significant results were reported from near-surface intervals. See Table 4 below for details.

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All intervals are near-surface mineralization with multiple silver-gold zones cut in several holes. Based on these significant new results, additional holes are planned for 2014 as this represents another area of potential future open-pit resource and it is located above the Guadalupe structure.

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Drilling also commenced on the southern end of Las Animas to extend known near-surface mineralization towards the recently acquired La Curra property, where near-surface silver-gold mineralization is known. Assays are pending on the new core holes.

Rochester, Nevada

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An updated reserve estimate was prepared for the full Rochester property removing all restrictions imposed by the former claims dispute. This update produced a 91.5% increase in silver reserves and 96.4% increase in gold reserves at Rochester in September 2013.

•	The updated reserve estimate did not include data from the recent drilling of stockpiles and in-situ mineralization, which will be reflected in a further update planned for year-end 2013.

•	Drilling during the third quarter continued on expansion and definition of stockpiles. It is expected that drilling of the stockpiles will be essentially complete this year.

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In addition to the stockpiles, drilling commenced in the third quarter on new, in-situ mineralization targets. Two new targets were drilled, both providing encouraging results to be pursued in the coming months.

Kensington

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During the third quarter, exploration drilling began on the Jualin area, which is located south of the Kensington mine. Drilling targeted the number 4 vein, one of several, discrete gold-bearing zones known at Jualin. Consistent

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

with historic results, occurrences of visible gold and high-grade mineralized intervals were intersected with the first five holes completed this year. See Table 5 below for details (holes 3 and 4).

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The Company will continue drilling in the zone in 2013 and begin again in early 2014, weather permitting. Based on these grades, the Jualin area has potential to provide high-grade feed to the Kensington mill.

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Underground drilling was conducted during the quarter on the new Ann zone situated less than 200 feet to the east of the main Kensington deposit. See Table 5 below for details (hole 47). Drilling will continue in the Ann zone based on these encouraging results.

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Exploration to define and expand known mineralization focused on the southern margins of upper Zone 10 and Zone 20 in main Kensington during the quarter. Results show that Zone 10 and Zone 20 continue south of known mineralization models. See Table 5 below for details (holes 23, 24, and 49).

La Preciosa, Mexico

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Exploration commenced during the third quarter on the Company's La Preciosa property located in Durango state, Mexico. The exploration team is focused on re-logging drill core to update the geologic model of the deposit. In addition, a new program of sampling of old core holes commenced to supplement the existing assay database. Both efforts are expected to improve the model of mineralization to be used in the on-going feasibility study as well as assist in generation of new drill targets to expand and in-fill the current model.

•	Additional drilling is expected to commence in the fourth quarter to test areas of projected mineralized structures on permitted Company lands that have not been previously drilled.

San Bartolomé, Bolivia

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Work continued during the quarter to focus on the main mine area to assist with grade control and definition of known mineralization. Trenching is expected to now shift to the new La Bolsa area, which occurs adjacent to and east of the Santa Rita sector, in the following months.

Table 4: Select Drilling Results at Palmarejo

Hole	True Width (meters)	True Width (feet)	Silver		Gold
			Gram/Metric Ton	Ounce/Short Ton	Gram/Metric Ton	Ounce/Short Ton
575	9.4	31.0	542	15.8	—	—
575	4.4	14.4	583	17.0	—	—
578	6.3	20.7	713	20.8	0.46	0.013
584	3.9	12.8	958	27.9	0.98	0.029
585	4.3	14.1	221	6.4	1.77	0.052

See the appendix of the presentation titled "3Q 2013 Financial Results" to be posted at www.coeur.com for all drilling results for the third quarter 2013.

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Table 5: Select Drilling Results at Kensington

Hole	True Width (meters)	True Width (feet)	Gold
			Gram/Metric Ton	Ounce/Short Ton
3	1.4	4.6	40.5	1.18
4	1.4	4.5	53.9	1.57
23	0.49	1.6	82.0	2.39
24	4.4	14.4	41.5	1.21
47	0.85	2.8	76.5	2.23
49	0.64	2.1	66.9	1.95

See the appendix of the presentation titled "3Q 2013 Financial Results" to be posted at www.coeur.com for all drilling results for the third quarter 2013.

2013 Outlook

Coeur's 2013 silver and gold production guidance remains unchanged as shown in Table 6 below, and compares to 2012 silver production of 18.0 million ounces and gold production of 226,486 ounces.

Table 6: 2013 Production Outlook

(silver ounces in thousands)	Country	Silver	Gold
Palmarejo	Mexico	7,700-8,300	108,000-110,000
San Bartolomé	Bolivia	5,900-6,000	—
Rochester	Nevada, USA	3,700-4,000	34,000-36,000
Kensington	Alaska, USA	—	108,000-112,000
Endeavor	Australia	700-800	—
Total		18,000-19,100	250,000-258,000

Conference Call Information

Coeur will hold a conference call and webcast at www.coeur.com to discuss the Company's third quarter 2013 results on November 7, 2013 at 11:00 a.m. Eastern time.
Dial-In Numbers:    (877) 768-0708 (U.S. and Canada)
(660) 422-4718 (International)
Conference ID:        805 93 215

A replay of the call will be available on Coeur's website through November 21, 2013.
Replay Numbers:    (855) 859-2056 (U.S. and Canada)
(404) 537-3406 (International)

Conference ID:        805 93 215

About Coeur
Coeur Mining, Inc. is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia. In addition, the Company has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.
Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding Coeur’s anticipated production levels and financial performance, operating costs, capital expenditure and inventory levels, hedging strategies, exploration results, metal grades, recovery and crushing rates, exploration and development efforts, opportunities and initiatives to maximize net cash flow, reduce capital spending, manage working capital, enhance revenues, reduce costs, complete organic and external growth projects, expand capacity, increase reserve levels, and the ability to generate after-tax operating cash flow and positive net cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that permits necessary for the planned Rochester expansion may not be obtained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Paul Hohbach, Coeur's Director of Exploration and a qualified person under Canadian National Instrument 43-101, reviewed and approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur's properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.
Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including adjusted earnings and cash operating costs. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe adjusted earnings and cash operating costs are important measures in assessing the Company's overall financial performance.
Exploration Results
Palmarejo. Sample assays were submitted to ALS Global in Chihuahua, Mexico. Samples were analyzed by 30 gram fire assay with atomic absorption finish for gold <1 ppm and 30 gram fire assay with gravimetric finish for silver and gold >= 1 ppm.

QA/QC checks were performed at ALS Global in Chihuahua, Mexico. 456 duplicates, 301 standards, and 301 blanks all assayed within acceptable ranges for gold and silver. Drill intercepts calculated at 1.75 g/ton gold Eq (equivalent) cutoff. A maximum of 2 meters of internal dilution (less than cutoff) was permitted in compositing. Gold Eq g/ton = Gold g/ton + (Silver g/ton/43.33). There was no capping of assays or composites.
Kensington. Samples were prepared at the Kensington mine in Juneau, AK, and final sample preparation to pulp and analyses were prepared at ALS Global in Reno, NV (primary laboratory). Samples were analyzed by 30 gram fire assay with atomic absorption finish for gold <1 ppm. QA/QC checks were performed at ALS-Chemex Labs in Reno, NV consisting of 55 duplicates and 100 standards and 47 blanks permitted. In compositing intervals the "Including" category are calculated at 0.15 cut-off grade. Drill intercepts were calculated at 0.05 oz/ton gold with a maximum of 5 feet of internal dilution (less than cutoff). There was no capping of assays or composites.
For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819

Donna Mirandola, Director, Corporate Communications
(312) 489-5842

www.coeur.com

Table 7: Operating Statistics from Continuing Operations - (Unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Silver Operations:
Palmarejo
Tons milled	583,365	532,775	1,726,857	1,551,242
Ore grade/Ag oz	4.02	3.82	4.12	5.21
Ore grade/Au oz	0.06	0.04	0.05	0.06
Recovery/Ag oz	81.8%	90.0%	78.9%	82.7%
Recovery/Au oz	87.6%	102.5%	85.9%	95.1%
Silver production ounces	1,917,850	1,833,109	5,609,215	6,681,407
Gold production ounces	29,893	23,702	81,049	86,040
Cash operating cost/oz	$2.79	$3.75	$2.78	$(0.12)
Cash cost/oz	$2.79	$3.75	$2.78	$(0.12)
Total production cost/oz	$20.65	$22.53	$20.49	$17.14
San Bartolomé
Tons milled	428,884	344,349	1,228,179	1,113,458
Ore grade/Ag oz	3.89	4.91	3.98	4.58
Recovery/Ag oz	91.5%	90.3%	90.8%	90.0%
Silver production ounces	1,528,035	1,525,725	4,442,396	4,587,359
Cash operating cost/oz	$12.80	$12.13	$12.98	$11.12
Cash cost/oz	$13.68	$13.36	$13.92	$12.29
Total production cost/oz	$16.98	$16.56	$17.42	$15.14
Martha
Tons milled	—	27,281	—	100,548
Ore grade/Ag oz	—	4.17	—	4.01
Ore grade/Au oz	—	0.003	—	0.004
Recovery/Ag oz	—	81.5%	—	80.3%
Recovery/Au oz	—	82.6%	—	72.2%
Silver production ounces	—	92,698	—	323,286
Gold production ounces	—	76	—	257
Cash operating cost/oz	—	$48.12	—	$49.82
Cash cost/oz	—	$49.20	—	$50.76
Total production cost/oz	—	$58.52	—	$57.25
Rochester
Tons placed	2,678,906	2,669,091	7,742,330	6,947,505
Ore grade/Ag oz	0.53	0.50	0.54	0.56
Ore grade/Au oz	0.003	0.004	0.003	0.005
Recovery/Ag oz	41.6%	67.0%	50.7%	52.6%
Recovery/Au oz	65.5%	102.4%	104.1%	84.1%
Silver production ounces	595,268	819,349	2,086,702	1,973,392
Gold production ounces	4,824	10,599	22,971	26,012
Cash operating cost/oz	$35.83	$9.58	$20.39	$12.75
Cash cost/oz	$35.70	$11.34	$21.45	$14.38
Total production cost/oz	$40.51	$13.96	$24.98	$17.50

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Endeavor
Tons milled	197,237	205,096	590,273	601,999
Ore grade/Ag oz	1.71	1.22	2.02	2.61
Recovery/Ag oz	48.2%	56.0%	44.8%	40%
Silver production ounces	162,260	140,267	533,271	628,393
Cash operating cost/oz	$9.72	$15.97	$12.22	16.82
Cash cost/oz	$9.72	$15.97	$12.22	16.82
Total production cost/oz	$15.23	$22.37	$17.73	23.40
Gold Operation:
Kensington
Tons milled	147,427	123,428	404,471	265,158
Ore grade/Au oz	0.20	0.21	0.20	0.21
Recovery/Au oz	96.5%	95.9%	96.9%	94.9%
Gold production ounces	29,049	24,391	77,418	53,407
Cash operating cost/oz	$988	$1,298	$1,048	$1,515
Cash cost/oz	$988	$1,298	$1,048	$1,515
Total production cost/oz	$1,614	$1,770	$1,627	$2,037
CONSOLIDATED PRODUCTION TOTALS
Total silver ounces	4,203,413	4,411,148	12,671,584	14,193,197
Total gold ounces	63,766	58,768	181,438	165,716
Silver Operations:
Cash operating cost per oz - silver	$11.38	$9.05	$9.66	$7.19
Cash cost per oz - silver	$11.68	$9.83	$10.16	$7.82
Total production cost oz - silver	$21.92	$19.62	$20.04	$17.74
Gold Operation:
Cash operating cost per oz - gold	$988	$1,298	$1,048	$1,515
Cash cost per oz - gold	$988	$1,298	$1,048	$1,515
Total production cost per oz - gold	$1,614	$1,770	$1,627	$2,037
CONSOLIDATED SALES TOTALS
Silver ounces sold	4,873,897	4,520,500	13,178,701	14,412,503
Gold ounces sold	76,466	59,156	191,781	157,621
Realized price per silver ounce	$21.06	$30.09	$23.93	$30.52
Realized price per gold ounce	$1,329	$1,654	$1,439	$1,649

Table 8:
COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2013	December 31, 2012
ASSETS	(In thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$211,434	$125,440
Investments	—	999
Receivables	74,417	62,438
Ore on leach pad	39,880	22,991
Metal and other inventory	123,537	170,670
Deferred tax assets	2,713	2,458
Restricted assets	2,015	396
Prepaid expenses and other	26,778	20,790
	480,774	406,182
NON-CURRENT ASSETS
Property, plant and equipment, net	649,591	684,002
Mining properties, net	2,365,999	1,991,809
Ore on leach pad	31,966	21,356
Restricted assets	24,914	24,970
Marketable securities	17,616	27,065
Receivables	37,191	48,767
Debt issuance costs, net	11,351	3,713
Deferred tax assets	1,104	955
Other	16,411	12,582
TOTAL ASSETS	$3,636,917	$3,221,401
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$63,610	$57,482
Accrued liabilities and other	9,589	10,002
Accrued income taxes	8,529	27,108
Accrued payroll and related benefits	19,295	21,306
Accrued interest payable	4,028	478
Debt and capital leases	3,868	55,983
Royalty obligations	49,069	65,104
Reclamation and mine closure	443	668
Deferred tax liabilities	121	121
	158,552	238,252
NON-CURRENT LIABILITIES
Debt and capital leases	306,372	3,460
Royalty obligations	90,892	141,879
Reclamation and mine closure	55,872	34,670
Deferred tax liabilities	709,910	577,488
Other long-term liabilities	23,371	27,372
	1,186,417	784,869
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 150,000,000 shares, issued and outstanding 100,548,811 at September 30, 2013 and 90,342,338 at December 31, 2012	1,006	903
Additional paid-in capital	2,756,377	2,601,254
Accumulated deficit	(465,191)	(396,156)
Accumulated other comprehensive loss	(244)	(7,721)
	2,291,948	2,198,280
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,636,917	$3,221,401

Table 9:
COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(In thousands, except share data)
Sales of metal	$200,825	$230,593	$577,147	$689,563
Production costs applicable to sales	(131,728)	(124,967)	(363,437)	(349,344)
Depreciation, depletion and amortization	(60,874)	(52,844)	(168,963)	(166,460)
Gross profit	8,223	52,782	44,747	173,759
COSTS AND EXPENSES
General and administrative	16,240	10,266	41,492	26,456
Exploration	3,305	6,957	16,920	19,829
Litigation settlement	—	—	32,046	—
Loss on impairment and other	—	1,293	205	6,106
Pre-development, care, maintenance and other	3,955	277	9,414	1,618
Total costs and expenses	23,500	18,793	100,077	54,009
OPERATING INCOME (LOSS)	(15,277)	33,989	(55,330)	119,750
OTHER INCOME AND EXPENSE
Fair value adjustments, net	(20,646)	(37,648)	63,905	(44,722)
Other than temporary impairment of marketable securities	(870)	(605)	(18,097)	(605)
Interest income and other, net	(1,791)	13,269	2,484	15,055
Interest expense, net of capitalized interest	(9,662)	(7,351)	(30,324)	(21,578)
Total other income and expense, net	(32,969)	(32,335)	17,968	(51,850)
Income (loss) before income taxes	(48,246)	1,654	(37,362)	67,900
Income tax provision	1,981	(17,475)	(31,673)	(56,773)
NET INCOME (LOSS)	$(46,265)	$(15,821)	$(69,035)	$11,127
INCOME (LOSS) PER SHARE
Basic	$(0.46)	$(0.18)	$(0.71)	$0.12
Diluted	$(0.46)	$(0.18)	$(0.71)	$0.12
Weighted average number of shares
Basic	100,778	89,429	96,893	89,550
Diluted	100,778	89,429	96,893	89,690

Table 10:
COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(46,265)	$(15,821)	$(69,035)	$11,127
Add (deduct) non-cash items
Depreciation, depletion and amortization	60,874	52,844	168,963	166,460
Accretion of discount on debt and other assets, net	509	585	2,040	1,683
Accretion of royalty obligation	2,889	4,276	10,698	14,348
Deferred income taxes	(1,869)	(4,944)	17,680	12,425
Fair value adjustments, net	20,308	35,270	(61,487)	39,288
Loss on foreign currency transactions	(511)	(1,577)	(828)	(1,208)
Litigation settlement	—	—	22,046	—
Share-based compensation	373	3,364	3,085	6,534
Loss on sale of assets	(7)	108	(1,139)	372
Other than temporary impairment of marketable securities	870	605	18,097	605
Loss on impairment	—	1,243	205	6,016
Other non-cash charges	136	1,331	136	1,838
Changes in operating assets and liabilities:
Receivables and other current assets	(2,132)	(5,648)	6,515	1,717
Prepaid expenses and other	(14,306)	(2,481)	(13,894)	(564)
Inventories	11,592	(13,762)	22,582	(35,387)
Accounts payable and accrued liabilities	(5,657)	24,342	(22,588)	(15,313)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	26,804	79,735	103,076	209,941
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short term investments and marketable securities	(2,689)	(4,093)	(8,022)	(11,959)
Proceeds from sales and maturities of short term investments	27	337	6,371	21,038
Capital expenditures	(32,726)	(29,972)	(72,754)	(93,857)
Acquisition of Orko Silver Corporation	—	—	(113,214)	—
Other	(48)	479	1,163	1,659
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(35,436)	(33,249)	(186,456)	(83,119)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and bank borrowings	—	—	300,000	—
Payments on long-term debt, capital leases, and associated costs	(1,824)	(80,318)	(59,021)	(94,562)
Payments on gold production royalty	(12,619)	(17,458)	(43,548)	(58,119)
Reductions of restricted assets associated with the Kensington Term Facility	—	4,645	—	4,645
Share repurchases	(14,995)	(9,971)	(27,552)	(9,971)
Other	(27)	134	(505)	(912)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(29,465)	(102,968)	169,374	(158,919)
INCREASE IN CASH AND CASH EQUIVALENTS	(38,097)	(56,482)	85,994	(32,097)
Cash and cash equivalents at beginning of period	249,531	199,397	125,440	175,012
Cash and cash equivalents at end of period	$211,434	$142,915	$211,434	$142,915

Table 11:
Adjusted Earnings Reconciliation - (Unaudited)

(in thousands)	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Net income (loss)	$(46,265)	$(35,040)	$12,270	$37,550	$(15,821)
Share based compensation	373	1,617	1,096	1,476	3,364
Deferred income tax provision	(1,869)	12,123	7,425	3,738	(4,942)
Accretion of royalty obligation	2,889	4,139	3,670	3,946	4,276
Fair value adjustments, net	20,646	(66,754)	(17,796)	(21,235)	37,648
Litigation settlement	—	32,046	—	—	—
Other than temporary impairment of marketable securities	870	17,192	—	—	—
Loss on impairment	—	86	119	(281)	1,293
Loss on debt extinguishments	—	—	—	1,036	—
Adjusted Earnings	$(23,356)	$(34,591)	$6,784	$26,230	$25,818

Table 12:
Results of Operations by Mine - Palmarejo - (Unaudited)

in millions of US$	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Sales of metal	$104.5	$86.2	$57.4	$79.4	$102.6
Production costs	$66.8	$55.2	$26.7	$40.4	$48.7
Operating income	$3.2	$(7.7)	$(0.2)	$4.5	$17.7
Cash flow from operating activities	$50.8	$37.2	$10.1	$22.9	$58.2
Capital expenditures	$10.3	$9.2	$5.3	$8.8	$11.3
Gross profit	$4.0	$(4.6)	$1.8	$6.8	$20.0
Gross margin	3.9%	(5.3)%	3.1%	8.7%	19.5%

	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Underground Operations:
Tons mined	219,909	183,267	151,232	139,925	143,747
Average silver grade (oz/t)	4.73	4.59	4.22	4.70	6.13
Average gold grade (oz/t)	0.11	0.11	0.09	0.08	0.09
Surface Operations:
Tons mined	385,379	363,758	388,651	465,498	424,380
Average silver grade (oz/t)	3.49	4.95	3.45	2.62	2.79
Average gold grade (oz/t)	0.03	0.04	0.03	0.02	0.03
Processing:
Total tons milled	583,365	570,322	573,170	563,123	532,775
Average recovery rate – Ag	81.8%	76.5%	78.8%	84.2%	90.0%
Average recovery rate – Au	87.6%	81.2%	90.1%	91.4%	102.5%
Silver production - oz (000's)	1,918	2,045	1,646	1,554	1,833
Gold production - oz	29,893	28,191	22,965	19,998	23,702
Cash operating costs/Ag Oz	$2.79	$3.25	$2.20	$7.55	$3.75

Table 13:
Results of Operations by Mine - San Bartolomé - (Unaudited)

in millions of US$	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Sales of metal	$28.8	$49.2	$33.1	$37.0	$46.2
Production costs	$17.7	$32.8	$15.7	$15.1	$19.9
Operating income	$4.3	$11.5	$8.9	$17.5	$22.0
Cash flow from operating activities	$7.6	$32.8	$(5.4)	$9.5	$19.8
Capital expenditures	$4.2	$3.2	$0.5	$3.3	$4.4
Gross profit	$6.2	$11.5	$12.7	$17.6	$22.1
Gross margin	21.6%	23.3%	38.4%	47.7%	47.8%

	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Tons milled	428,884	424,310	374,985	363,813	344,349
Average silver grade (oz/t)	3.89	3.98	4.09	4.20	4.91
Average recovery rate	91.5%	90.3%	90.6%	88%	90.3%
Silver production (000's)	1,528	1,523	1,391	1,343	1,526
Cash operating costs/Ag Oz	$12.80	$12.89	$13.27	$13.97	$12.13

Table 14:
Results of Operations by Mine - Kensington - (Unaudited)

in millions of US$	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Sales of metal	$38.9	$30.9	$39.3	$43.0	$36.5
Production costs	$27.5	$30.2	$23.6	$27.0	$26.9
Operating income	$(8.2)	$(13.3)	$1.6	$0.9	$(3.5)
Cash flow from operating activities	$1.9	$7.6	$11.7	$16.5	$5.0
Capital expenditures	$4.9	$7.4	$3.3	$7.8	$9.0
Gross profit/	$(6.7)	$(12.6)	$2.3	$2.2	$(1.9)
Gross margin	(17.3)%	(40.7)%	5.9%	5.1%	(5.2)%

	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Tons mined	122,064	135,123	116,747	140,626	113,770
Tons milled	147,427	127,987	129,057	129,622	123,428
Average gold grade (oz/t)	0.20	0.18	0.20	0.23	0.21
Average recovery rate	96.5%	98.2%	96.2%	96.9%	95.9%
Gold production	29,049	23,162	25,206	28,717	24,391
Cash operating costs/Au Oz	$988	$1,115	$1,055	$1,065	$1,298

Table 15:
Results of Operations by Mine - Rochester - (Unaudited)

in millions of US$	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Sales of metal	$24.3	$34.9	$39.5	$43.2	$36.2
Production costs	$17.9	$23.1	$21.5	$22.9	$21.0
Operating income	$2.7	$(25.2)	$15.2	$19.2	$10.9
Cash flow from operating activities	$(3.6)	$(3.4)	$5.6	$18.2	$7.3
Capital expenditures	$12.3	$6.6	$3.3	$1.5	$4.8
Gross profit	$3.5	$9.5	$15.8	$18.0	$13.2
Gross margin	14.6%	27.3%	40.0%	41.7%	36.5%

	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Tons placed	2,678,906	2,457,423	2,606,001	2,286,233	2,669,091
Average silver grade (oz/t)	0.53	0.58	0.51	0.51	0.50
Average gold grade (oz/t)	0.003	0.003	0.003	0.005	0.004
Silver production (000's)	595	844	648	828	819
Gold production	4,824	9,404	8,742	12,055	10,599
Cash operating costs/Ag Oz	$35.83	$14.75	$13.54	$2.17	$9.58

Table 16:
Results of Operations by Mine - Endeavor - (Unaudited)

in millions of US$	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Sales of metal	$4.3	$3.5	$3.0	$2.8	$4.1
Production costs	$1.9	$1.7	$1.3	$1.6	$2.0
Operating income	$1.5	$0.6	$0.8	$0.8	$1.3
Cash flow from operating activities	$1.3	$1.2	$1.6	$1.6	$1.5
Capital expenditures	$—	$—	$—	$—	$—
Gross profit	$1.5	$0.6	$0.8	$0.8	$1.3
Gross margin	35.6%	17.1%	26.7%	28.6%	31.7%

	3Q 2013	2Q 2013	1Q 2013	4Q 2012	3Q 2012
Silver Production (000's)	162	221	150	106	140
Cash operating costs/Ag Oz	$9.72	$10.62	$17.30	$19.92	$15.97

Table 17:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Three months ended September 30, 2013

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha (A)	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$5,354	$19,560	$28,707	$21,329	$—	$1,576	$76,526
Royalties	—	1,352	—	—	—	—	1,352
Production taxes	—	—	—	(77)	—	—	(77)
Total cash costs (Non-U.S. GAAP)	$5,354	$20,912	$28,707	$21,252	$—	$1,576	$77,801
Add/Subtract:
Third party smelting costs	—	—	(2,709)	—	—	(278)	(2,987)
By-product credit	39,762	—	—	6,405	—	—	46,167
Other adjustments	602	126	—	—	—	—	728
Change in inventory	21,120	(3,364)	1,486	(9,796)	—	573	10,019
Depreciation, depletion and amortization	33,642	4,909	18,190	2,860	—	894	60,495
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$100,480	$22,583	$45,674	$20,721	$—	$2,765	$192,223
Production of silver (ounces)	1,917,850	1,528,035	—	595,268	—	162,260	4,203,413
Cash operating cost per silver ounce	$2.79	$12.80	$—	$35.83	$—	$9.72	$11.38
Cash costs per silver ounce	$2.79	$13.68	$—	$35.70	$—	$9.72	$11.68
Production of gold (ounces)	—	—	29,049	—	—	—	29,049
Cash operating cost per gold ounce	$—	$—	$988	$—	$—	$—	$988
Cash cost per gold ounce	$—	$—	$988	$—	$—	$—	$988

Table 18:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Three months ended September 30, 2012

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$6,878	$18,504	$31,660	$7,853	$4,461	$2,241	$71,597
Royalties	—	1,879	—	1,441	100	—	3,420
Production taxes	—	—	—	—	—	—	—
Total cash costs (Non-U.S. GAAP)	$6,878	$20,383	$31,660	$9,294	$4,561	$2,241	$75,017
Add/Subtract:
Third party smelting costs	—	—	(3,141)	—	(541)	(605)	(4,287)
By-product credit	39,034	—	—	17,506	124	—	56,664
Other adjustments	424	720	2	85	798	—	2,029
Change in inventory	2,337	(1,166)	(1,639)	(5,871)	1,539	345	(4,455)
Depreciation, depletion and amortization	33,997	4,161	11,512	2,061	66	898	52,695
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$82,670	$24,098	$38,394	$23,075	$6,547	$2,879	$177,663
Production of silver (ounces)	1,833,109	1,525,725	—	819,349	92,698	140,267	4,411,148
Cash operating cost per silver ounce	$3.75	$12.13	$—	$9.58	$48.12	$15.97	$9.05
Cash costs per silver ounce	$3.75	$13.36	$—	$11.34	$49.20	$15.97	$9.83
Production of gold (ounces)	—	—	24,391	—	—	—	24,391
Cash operating cost per gold ounce	$—	$—	$1,298	$—	$—	$—	$1,298
Cash cost per gold ounce	$—	$—	$1,298	$—	$—	$—	$1,298

Table 19:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Nine months ended September 30, 2013

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha (A)	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$15,619	$57,661	$81,108	$42,548	$—	$6,515	$203,451
Royalties	—	4,187	—	1,025	—	—	5,212
Production taxes	—	—	—	1,186	—	—	1,186
Total cash costs (Non-U.S. GAAP)	$15,619	$61,848	$81,108	$44,759	$—	$6,515	$209,849
Add/Subtract:
Third party smelting costs	—	—	(8,424)	—	—	(2,029)	(10,453)
By-product credit	116,854	—	—	34,085	—	—	150,939
Other adjustments	1,213	935	—	—	—	—	2,148
Change in inventory	15,090	3,382	8,518	(16,426)	—	390	10,954
Depreciation, depletion and amortization	98,120	14,606	44,837	7,364	—	2,938	167,865
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$246,896	$80,771	$126,039	$69,782	$—	$7,814	$531,302
Production of silver (ounces)	5,609,215	4,442,396	—	2,086,702	—	533,271	12,671,584
Cash operating cost per silver ounce	$2.78	$12.98	$—	$20.39	$—	$12.22	$9.66
Cash costs per silver ounce	$2.78	$13.92	$—	$21.45	$—	$12.22	$10.16
Production of gold (ounces)	—	—	77,418	—	—	—	77,418
Cash operating cost per gold ounce	$—	$—	$1,048	$—	$—	$—	$1,048
Cash cost per gold ounce	$—	$—	$1,048	$—	$—	$—	$1,048

Table 20:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Nine months ended September 30, 2012

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$(774)	$51,006	$80,911	$25,164	$16,110	$10,571	$182,988
Royalties	—	5,372	—	1,959	305	—	7,636
Production taxes	—	—	—	1,255	—	—	1,255
Total cash costs (Non-U.S. GAAP)	$(774)	$56,378	$80,911	$28,378	$16,415	$10,571	$191,879
Add/Subtract:
Third party smelting costs	—	—	(7,044)	—	(3,959)	(2,843)	(13,846)
By-product credit	141,923	—	—	42,758	422	—	185,103
Other adjustments	792	642	17	401	882	—	2,734
Change in inventory	15,129	(703)	(13,805)	(20,206)	3,516	(457)	(16,526)
Depreciation, depletion and amortization	114,499	12,450	27,836	5,763	1,216	4,134	165,898
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$271,569	$68,767	$87,915	$57,094	$18,492	$11,405	$515,242
Production of silver (ounces)	6,681,407	4,587,359	—	1,973,392	323,286	628,393	14,193,197
Cash operating cost per silver ounce	$(0.12)	$11.12	$—	$12.75	$49.82	$16.82	$7.19
Cash costs per silver ounce	$(0.12)	$12.29	$—	$14.38	$50.76	$16.82	$7.82
Production of gold (ounces)	—	—	53,407	—	—	—	53,407
Cash operating cost per gold ounce	$—	$—	$1,515	$—	$—	$—	$1,515
Cash cost per gold ounce	$—	$—	$1,515	$—	$—	$—	$1,515

Table 21:
Co-Product Cash Cost Per Ounce for Three and Nine months ended September 30, 2013 - (Unaudited)

	Three months ended September 30, 2013		Nine months ended September 30, 2013
	Palmarejo	Rochester	Palmarejo	Rochester
Total cash operating costs	$45,116	$27,735	$132,473	$76,632
Total cash costs	$45,116	$27,657	$132,473	$78,844

Revenue
Silver	51%	64%	54%	57%
Gold	49%	36%	46%	43%

Ounces produced
Silver	1,917,850	595,268	5,609,215	2,086,702
Gold	29,893	4,824	81,049	22,971

Total cash operating costs per ounce
Silver	$12.09	$29.92	$12.75	$21.05
Gold	$734	$2,057	$752	$1,423

Total cash costs per ounce
Silver	$12.09	$29.84	$12.75	$21.66
Gold	$734	$2,051	$752	$1,465

Table 22:
Co-Product Cash Cost Per Ounce for Three and Nine months ended September 30, 2012 - (Unaudited)

	Three months ended September 30, 2012		Nine months ended September 30, 2012
	Palmarejo	Rochester	Palmarejo	Rochester
Total cash operating costs	$45,912	$25,359	$141,149	$67,923
Total cash costs	$45,912	$26,800	$141,149	$71,136

Revenue
Silver	59%	56%	59%	59%
Gold	41%	44%	41%	41%

Ounces produced
Silver	1,833,109	819,349	6,681,407	1,973,392
Gold	23,702	10,599	86,040	26,012

Total cash operating costs per ounce
Silver	$14.66	$17.48	$12.45	$20.31
Gold	$803	$1,041	$674	$1,070

Total cash costs per ounce
Silver	$14.66	$18.48	$12.45	$21.27
Gold	$803	$1,100	$674	$1,121